Exhibit 99.1

BIOPHARM ASIA ANNOUNCES FIRST QUARTER 2010 RESULTS

Revenue Increases 42% to $32.1 Million
Net Income up 51% to $4.8 Million

NEW YORK, NY and TONGHUA, CHINA - - May 17, 2010—BioPharm Asia, Inc. (OTCBB: BFAR), a producer, distributor and retailer of medical products in China, today announced its financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Financial Highlights:

▪	Revenues in the first quarter of 2010 rose to $32.1 million, an increase of $9.4 million, or 41.6%, over last year’s comparable period revenue of $22.7 million.
▪	Gross profit was $10.1 million, an increase of $4.1 million or 67.5%, as compared to the $6 million for the same period in 2009.
▪	Net income increased to $4.8 million, compared to $3.2 million in the first quarter of 2009.
▪	Fully diluted earnings per share for the quarter increased to $0.10 from $0.06 a year earlier.

First Quarter 2010 BioPharm Asia Financial Results

The Company’s revenue increase of $9.4 million during the first quarter 2010 over the comparable 2009 period resulted largely from the $9.1 million of revenue from the Company’s retail segment, consisting of 360 retail drug stores, and $4.3 million increase  in our drug manufacturing segment due to increased demand. This was slightly offset by an approximately $1.0 million reduction in revenues from our herbal planting segment due to the price decline for Chinese Magnolia Vine Fruit, and a $3.0 million reduction in revenues for our distribution segment as the products of this segment were distributed to the Company’s retail stores, whereas a year ago they were distributed to stores owned by third parties, resulting in a decrease of shipments to third parties.

Gross profit for three months ended March 31, 2010 was $10.1 million, up 67.5% from $6.0 million year-over-year in 2009. Gross margin as a percentage of revenue performed well, increasing to 31.4% for the first quarter 2010 from 26.6% for the same period in 2009. This increase resulted from the newly opened drug stores which have higher gross profit margin products.

Operating expenses for the first quarter of 2010 totaled $3.7 million, up from $1.6 million in the same period in 2009. This increase resulted primarily from additional expenses related to the retail drug stores, reflecting the cost structure associated with retailing.  As a percentage of sales, operating expenses increased to 11.4% from the prior year’s level of 7.2%

As a result of the improved revenue and margin, net income for the first quarter 2010 was $4.8 million, or $0.10 per share, up 50.6% from $3.2 million in the same period in 2009, or $0.06 per share.

BioPharm’s Chief Financial Officer, Mr. Wenzhong Qin, said, “On behalf of BioPharm Asia, I am pleased to share these results with you and to extend our deep appreciation for your support of our Company. Biopharm Asia has experienced rapid growth over the last year, and has become a recognized provider in China’s herbal industry. We are committed to our core vision: providing healthy herbs and curative medicines to our customers, with higher quality, faster delivery and better service.” Mr. Wenzhong Qin continued, “Our business and profit have grown significantly in first quarter of 2010, and we will continue to focus on expanding our distribution and retail businesses. Additionally, we regard research and development in the drug manufacturing segment as key to the Company’s competitiveness and we plan to further strengthen our position by providing the best herbal products in China. BioPharm Asia is well positioned to benefit from China’s rapid growth and an increasing focus on health care and healthy living.”

As of March 31, 2010, the Company’s cash, and cash equivalents were $13.6 million as compared to $11.1 million as of December 31, 2009.

About BioPharm Asia, Inc.

BioPharm Asia, Inc. is engaged in the retail sale of medical products in China, complemented by vertically integrated supporting functions that include the cultivation of Chinese herbal medicines, pharmaceutical production and wholesale medicine distribution. Following several successful acquisitions, the Company is completing the integration of its distribution channels and expanding its trading business (conducted through its retail stores as well as its distribution activities) to include pharmaceutical manufacturing and the cultivation and sale of medicinal raw materials. For more information, please visit http://www.biopharmasiainc.com.

Forward-looking statement: Except for certain historical information contained herein, the matters discussed in this news release contain forward-looking statements, including, but not limited to, statements relating to future expansion plans and growth in sales. These forward-looking statements involve a number of risks and uncertainties. Actual results may differ materially from those implied herein due to a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors discussed in the company's most recent annual report and other filings with the U. S. Securities and Exchange Commission.

[FINANCIAL TABLES FOLLOW]

BIOPHARM ASIA, INC. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
($ in Millions)
(Unaudited)

ASSETS
	March 31,	December 31,
	2010	2009

Cash and cash equivalents	$13.6	$11.1
Accounts receivable, net	16.4	21.1
Inventories	14.7	14.1
Other current assets	0.2	0.2
Property and equipment, net	12.9	12.9
Other assets	1.9	2.0

Total Assets	$59.7	$61.3

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term loans	$4.9	$4.9
Accounts payable and accrued liabilities	12.7	15.3
Other current liability	4.8	8.5

Total liabilities	22.3	28.8
Stockholders' Equity	37.4	32.6

Total Liabilities and Stockholders' Equity	$59.7	$61.3

Numbers may not add due to rounding.

BIOPHARM ASIA, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
($ in Millions except EPS)
(Unaudited)

	2010	2009

Revenues	$32.1	$22.7

Cost of Goods Sold	22.0	16.7

Gross Profit	10.1	6.0

Operating Expenses	3.7	1.6

Income from Operations	6.4	4.4

Interest Expenses	0.1	0.1

Provision for Income Taxes	1.5	1.1

Net Income	$4.8	$3.2

Earnings per common share - Basic and Diluted	$0.10	$0.06

Revenue by Segment for Three Months Ended March 31,
($ in Millions)
(Unaudited)

	2010	2009

Distribution	$12.8	$15.8

Retailing	9.1	-

Drug Manufacturing	8.9	4.6

Herbal Planting	1.4	2.3

Total	32.1	22.7

Numbers may not add due to rounding.

BIOPHARM ASIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
($ in Millions)
(Unaudited)

	2010	2009

Cash Provided by Operating Activities	$2.2	$7.1

Cash Used in Investing Activities	(0.2)	(0.8)

Cash Provided (Used) by Financing Activities	0.5	(8.6)

Net Increase in Cash	$2.6	$(2.2)

Numbers may not add due to rounding.